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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

        This asset purchase agreement ("Agreement") is made and entered into as of the 2nd day of September, 1997, by and among Party City Corporation, a Delaware corporation with its principal offices located at 400 Commons Way, Rockaway, New Jersey 07866 ("Purchaser"), and each of the following Texas limited liability companies: Hammond Retailing of Mesquite, L.C., Hammond Retailing of West Plano, L.C., Hammond Retailing of Richardson, L.C., Hammond Retailing of Arlington, L.C., Hammond Retailing of Carrollton, L.C., Hammond Retailing of Irving, L.C., Hammond Retailing of Medallion, L.C., Hammond Retailing of Red Bird LLC, Hammond Retailing of Vista Ridge, LLC, Hammond Retailing of Pleasant Grove, LLC, Hammond Retailing of White Rock, LLC, (hereinafter collectively referred to as the "Sellers"), Hammond Communications, Inc. and Mr. Geoffrey Hammond, member and manager of each of the Sellers (the "Principal").

                                    RECITALS

        WHEREAS, Sellers, as franchisees of Purchaser, are each engaged in the business of supplying to the consumer certain retail party goods and related products and accessories through the operation of Party City(R) franchise party products stores located at the addresses set forth on Exhibit 1.00(a) attached hereto (collectively, the "Premises");

        WHEREAS, Sellers utilize specially designed buildings or facilities with specifically developed layout interior and exterior designs and accessories, identification programs, management programs, standards, distributions and delivery methods, specifications and proprietary intellectual property, all of which are more fully described in the franchise agreements, by and between Purchaser and each respective Seller as set forth on Exhibit 1.00(b) attached hereto (collectively, the "Franchise Agreements"), in the business of the retail sale of party goods and related products and accessories (the "Businesses");

        WHEREAS, Hammond Communications, Inc., an affiliate of Sellers, and Purchaser have entered into a certain development agreement dated August 13, 1992 ( a copy of which is attached hereto as Exhibit A) (the "Development Agreement");

        WHEREAS, Sellers desire to convey and assign the Purchased Assets (as defined herein) and the Assumed Liabilities (as defined herein) to the Purchaser upon the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, Purchaser desires to purchase the Purchased Assets and assume the Assumed Liabilities upon the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENT

        NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the parties hereto agree as follows:

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                                   SECTION 1

                             ACQUISITION OF ASSETS

        1.01 Assets to be Conveyed. On the terms and subject to the conditions contained herein and in the Bill of Sale attached hereto in substantial form as
Exhibit 1.01, on the Closing Date (as that term is defined in Section 3.01 hereof) Sellers shall convey, transfer, assign, sell and deliver to Purchaser, and Purchaser shall acquire, accept and purchase, all right, title and interest in and to those certain assets of Sellers currently used by Sellers in the normal, ordinary course of the operation of the Businesses at the Premises (excluding the Excluded Assets defined hereinbelow) including, but not limited to, all of the following assets, properties and rights of Sellers described in items (a) to (h) below (hereinafter, collectively, the "Assets"):

              (a) All Inventory, Pleasant Grove Store Inventory and the Card Inventory, as determined in accordance with the terms and conditions contained in Sections 2.01 and 2.02 (all as defined in Sections 2.01(c), 201(d) and 2.02(a) hereof), including any miscellaneous office supplies, packing and maintenance materials and other similar items of Sellers on the Premises relating to the Businesses;

              (b) All (i) finished goods or services for which payment has been made but which are not in inventory on the Premises, or otherwise tendered to the Businesses, to the extent such service or goods will be utilized by the Businesses after the Closing Date (the "Prepaid Items") and (ii) deposits made by customers for products ordered but not delivered before the Closing Date (the "Customer Deposits").

              (c) Except as expressly reserved to Sellers in Section 1.02, all of the Sellers' right, title and interest in and to all leases for realty or personalty, including the real property leases for each of the Premises, subleases, licenses, permits, and easements (and rights-of-way and all permits, approvals or qualifications relating to such property issued to Sellers by a governmental authority) relating to the Businesses. Schedule 1.01(c) attached hereto contains a list of all leases for realty utilized by the Sellers in the operation of the Businesses at the Premises.

              (d) All of the right, title and interest in and to the Businesses conducted by Sellers and the business records together with copies of all books, records, accounts, price lists, sale lists, correspondence, formulations, customer lists, supplier lists, marketing techniques and procedures, intellectual property rights, computer programs, software
(together with the licenses for such software), data bases, whether in the form of computer tapes or otherwise, related object and source codes, manuals and guide books and any other confidential information and other documents relating to or arising out of the Businesses assignable by Sellers and not otherwise subject to third-party restrictions on transfer (the "Business Records"). Upon the request of any Seller, Purchaser shall provide Seller with access to the Business Records subsequent to the Closing Date to enable such Seller to fulfill any of its post Closing obligations. In furtherance of the foregoing, Purchaser

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covenants and agrees to retain copies of such Business Records for at least seven (7) years following the Closing Date.

                (e) All of Sellers' and Hammond Communications, Inc.'s right, title and interest in and to the Development Agreement, the Franchise Agreements, the leases set forth on Schedule 1.01(c) and all contracts, commitments and agreements (including but not limited to vendor contracts) relating to the Businesses (hereinafter collectively the "Contracts"), all as set forth on Schedule "1.01(e)" attached hereto.

                (f) All of the equipment, furnishings, fixtures, signs and improvements located upon or attached to the Premises and other items of tangible personal property owned by Sellers used in the Businesses (the "Fixed Assets"). Schedule "1.01(f)" attached hereto sets forth a list of all such equipment owned by Sellers.

                (g) All of Sellers' right, title and interest in and to the goodwill of the Sellers.

                (h) To the extent any Assets of the Sellers are intended to be transferred to the Purchaser pursuant to the general language of this Section 1.01, but do not appear on the applicable Schedules, the general language of this Section 1.01 shall govern and such Assets shall nonetheless be deemed transferred to Purchaser, subject to the other terms of this Agreement.

        1.02 Excluded Assets. Sellers are not selling, and Purchaser is not purchasing, any of the following assets, all of which shall be retained by Sellers (the "Excluded Assets"):

                (a) Cash and Cash Equivalents. Except as described in Section 1.01(b)(ii) hereinabove, any cash on hand, deposits in banks, cash equivalents, investment securities and deposits existing of whatever nature (i.e., leasehold deposits, utility deposits, etc.) on the Closing Date, and rebates owed to any Seller for purchases made prior to the Closing Date.

                (b) Government Refunds. Notwithstanding Section 1.01(h), any and all claims for tax refunds or other refunds of monies paid to any governmental authority.

                (c) Prepaid Taxes and Assessments. Schedule 1.02(c) attached hereto sets forth certain prepaid taxes, assessments and service fees which relate to the Businesses, for which the Purchaser will receive service or benefit by its use of the Premises or operation of the Businesses. The amounts prepaid will be prorated by Sellers at Closing (by way of update to Schedule 1.02(c)) as of the Closing Date and any such amounts not relating to the pre-Closing period shall be paid to the Sellers upon the Closing Date with any adjustments thereto being made on the Settlement Date.

                (d) Allocation of Charges. Schedule 1.02(d) sets forth charges for license and permit fees, rent, utilities, taxes, and additional charges relating to assets purchased or liabilities assumed by Purchaser, with Sellers to bear such charges accruing on or before the Closing Date, and


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Purchaser thereafter, and such apportionment will be paid to the party owed upon the Closing Date with any adjustments thereto being made on the Settlement Date.

             (e) Any rights under contracts not expressly assumed by Purchaser pursuant to Section 1.01(e).

     The calculation and payment of all prorations and allocations as set forth in clauses (c) and (d) above, to the extent not addressed on the Closing Date, will be made on the Settlement Date (as defined in Section 2.01(b)(i) hereof).

     1.03 Non-Assumption of Liabilities. Except for (i) as otherwise specifically assumed by Purchaser pursuant to Section 1.01(c), and Section 1.01(c), (ii) trade payables incurred in the ordinary course of business of the Businesses as set forth on Schedule 1.03 attached hereto, as may be amended by agreement of Sellers and Purchaser after the Closing Date and on or before the Settlement Date ("Trade Payables"), and (iii) open purchase orders for the purchase of inventory, incurred in the ordinary course of business of the Businesses and as otherwise specifically disclosed in Schedule "1.03" attached hereto as may be amended by agreement of Purchaser and Sellers after the Closing Date and on or prior to the Settlement Date (collectively, such purchase orders and other obligations, together with the Trade Payables, the "Assumed Liabilities"), the Purchaser shall not be obligated pursuant to this Agreement to assume and is not liable for any liabilities, obligations or commitments of the Sellers of any nature whatsoever, including, but not limited to, (i) any payments or liabilities pursuant to contracts or leases assumed in writing by Purchaser pursuant to Section 1.01(c) and Section 1.01(e) hereof which relate to the period prior to the Closing Date, (ii) any liabilities, obligations or commitments not related to the Premises or Businesses of Sellers, (iii) Sellers' debt or any portion thereof, (iv) any liability for foreign, United States Federal or state or local taxes (of any nature, including, but not limited to, sales, income and unemployment taxes) of the Sellers or any person for whom the Sellers may be liable for the payment of taxes, or, any real or personal property taxes or assessments, permit or license fees, or utility charges or any similar taxes, assessments, fees or charges on or against the Assets or the Businesses which relate to the period prior to the Closing Date, (v) any liabilities or expenses to be borne by the Sellers hereunder or under applicable law, (vi) any employment agreements or bonus arrangements of Sellers, (vii) any liability of Sellers relating to any matters presently in litigation, arbitration, mediation, or any other suit, agency proceeding, investigation, notice of violation or any such action which may arise in the future due to a matter which occurred prior to the Closing Date, and (viii) any other liabilities of Sellers arising prior to the Closing Date, whether accrued, absolute, contingent or otherwise. The Purchaser expressly assumes the Sellers' obligations for payment or performance arising on or after the Closing Date with respect to the Premises, the Contracts and all other Assumed Liabilities.

     1.04 Further Assurances. From time to time after the Closing, Sellers shall execute and deliver to Purchaser such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurance, powers of attorney and other instruments as may reasonably be requested by counsel for Purchaser in order to vest in Purchaser all right, title, and interest in and to the Assets, and otherwise, in order to carry out the purpose and intent of this Agreement.

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     1.05    Schedule Updates.  Sellers shall update and deliver Schedules
"1.01(c)", "1.01(e)", and "1.01(f)" as of the Closing Date. Schedules 1.02(c), 1.02(d) and 1.03 shall be updated on the Settlement Date.

                                   SECTION 2

                     CONSIDERATION TO BE PAID BY PURCHASER

     2.01 Purchase Price to be Paid by Purchaser. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and agreements of Sellers, subject to the performance of the covenants and agreements, all as contained herein, and in consideration of the sale and delivery of the Assets, Purchaser shall deliver to Sellers: SEVEN MILLION, NINE HUNDRED THOUSAND DOLLARS ($7,900,000), plus a return of fees previously paid by Sellers pursuant to the Development Agreement in an amount of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000), plus EIGHT HUNDRED DOLLARS ($800) for the office equipment of Mr. Les Wozniak located at the Richardson, Texas Premises (in total EIGHT MILLION FIFTY THOUSAND EIGHT HUNDRED DOLLARS ($8,050,800)), subject to the inventory and other adjustments contained herein, plus prepaid expenses and deposits as of the Closing Date, plus the cost of new fixtures added to the Premises after June 1, 1997, at the request of the Purchaser, plus the purchase price for the business assets of the Premises owned and operated by Hammond Retailing of Pleasant Grove, LLC (the "Pleasant Grove Store") as set forth in subsection (d) below (in total, the "Purchase Price").

     The Purchase Price payments, adjustments and adjustment payments will be made as follows below:

             (a) SIX MILLION NINE HUNDRED FIFTY THOUSAND EIGHT HUNDRED DOLLARS ($6,950,800), plus 90% of the total cash consideration owing for the Pleasant Grove Store, as estimated by mutual agreement among such Seller and Purchaser, plus an estimated value agreed to by the Purchaser and the Sellers for the above-described fixtures purchased after June 1, 1997 (at the request of the Purchaser), plus agreed to prepaid expenses and deposits shall be paid by Purchaser to the Sellers by certified check or wire funds on the Closing Date.

             (b) ONE MILLION ONE HUNDRED THOUSAND DOLLARS ($1,100,000), plus 10% of the consideration of the Purchase Price arising for the Pleasant Grove Store (as estimated by mutual agreement of Sellers and the Purchaser) shall be paid in cash by the Purchaser to PNC Bank National Association (the "Escrow Agent") on the Closing Date to be held pursuant to the Escrow Agreement (attached hereto in substantial form as Exhibit 2(b)) (the "Escrow Agreement") in escrow ("Escrow") and released pursuant to the terms set forth in Sections
2.02 and 2.03 below and the Escrow Agreement.

                     (i) An estimate of the consideration to be paid by the Purchaser for the Pleasant Grove Store is set forth on Schedule 2.01(b)(i) and such estimate will be paid by the Purchaser on the Closing Date as provided in Sections 2.01(a) and 2.01(b). Based upon each party's

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post Closing review of the inventory taken and the documents supporting the estimated opening costs, Prepaid Items and Customer Deposits and the losses (if any) and gains (if any) for the Pleasant Grove Store, any adjustment to the consideration paid by the Purchaser for the Pleasant Grove Store shall be made on the Settlement Date. For purposes of this Agreement, the term "Settlement Date" shall mean the closest business day 90 days after the Closing Date.

                (ii) An estimate of the consideration to be paid by the Purchaser for the Prepaid Items and Customer Deposits for the Businesses located at the Premises (other than the Pleasant Grove Store), the cost of new fixtures added to all the Businesses located at the Premises after June 1, 1997 at the request of the Purchaser, and accounts receivable is set forth in
Schedule 2.01(b)(ii) hereto, and such estimates will be paid by the Purchaser on the Closing Date as provided in Section 2.01(a). Based upon each party's post-Closing review of the documents supporting the aforementioned estimates of the Prepaid Items and Customer Deposits, the cost of new fixtures and the amount of the accounts receivable, any adjustment to the consideration paid by the Purchaser to Seller for such items shall be made on the Settlement Date.

        (c) In addition to the Purchase Price for the assets being transferred and conveyed, Purchaser will pay the cost paid by Sellers to vendors for the Sellers' "make your own card" inventory (hereinafter the "Card Inventory"). An estimate of the value of the Card Inventory is set forth on Schedule 2.01(c) and the Purchaser will deposit such estimate with the Escrow Agent on the Closing Date. The value of the Card Inventory was taken as of approximately July 31, 1997 and will be adjusted to reflect sales subsequent thereto to the September 2, 1997 Closing Date (the "Adjustment Amount"). In the event that the Purchaser determines, on or prior to November 30, 1997, to continue the utilization or the "make your own card" program, the total amount held in Escrow with respect to this inventory less the Adjustment Amount shall be forthwith paid over by the Escrow Agent to the Sellers. The Adjustment Amount shall be forthwith paid over by the Escrow Agent to Purchaser. In the event that the Purchaser determines by way of written notice to Sellers, on or before November 30, 1997, to discontinue the "make your own card" program it will: (i) continue to attempt to sell the Card Inventory on behalf of Sellers through December 31, 1997 at a price no lower than Sellers' cost; (ii) on December 31, 1997 take a physical inventory of the balance of the Card Inventory (at Purchaser's expense); (iii) have the Escrow Agent remit to the Sellers the dollar amount received by Purchaser for the Card Inventory sold subsequent to the Closing Date, as determined by the physical inventory taken on December 31, 1997 and the sales records of Purchaser; (iv) transfer to the Sellers the balance of the unsold Card Inventory; and (v) direct the Escrow Agent to remit to the Purchaser the balance of the original value of the Card Inventory held in Escrow after the payment is made pursuant to clause (iii) above. In the event that the Purchaser fails to notify the Sellers in writing by November 30, 1997 of its election to continue or discontinue the "make your own card" program, the Purchaser shall be deemed to have elected to continue the program.

        (d) The Purchaser shall purchase all Assets (excluding the Excluded Assets) relating to the business and operations of the Pleasant Grove Store, located at Pleasant Grove


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Shopping Center, 1437 South Buckner Blvd., Dallas, Texas, by paying to said
Seller: (a) the cost basis of all inventory relating to the Pleasant Grove Store, based upon a physical inventory taken pursuant to the same terms and conditions as set forth for taking inventory in Section 2.02 below (the "Pleasant Grove Store Inventory"), (b) documented opening costs and prepaid expenses and deposits relating to the Pleasant Grove Store, including costs for plant, property, and equipment and (c) all documented losses as calculated from June 17, 1997 to the Closing Date (as defined in Section 3 hereof); provided, however, that if the Pleasant Grove Store achieves earnings during the period from June 17, 1997 to the Closing Date, such earnings are for the benefit of the Purchaser and shall be remitted to the Purchaser upon the Settlement Date. Purchaser and Sellers agree to cooperate in good faith in the preparation of an income statement for the period from June 17, 1997 through the Closing Date to determine the net income or net loss for the Pleasant Grove Store. To the extent that the Purchaser assumes any liabilities other than those set forth herein which arose prior to the Closing Date, such assumption will reduce the amount to be paid by the Purchaser for the Pleasant Grove Store and in the event such liability exceeds the purchase price for the Pleasant Grove Store, a payment equal to the amount of such excess will be made by the Sellers to the Purchaser on the Settlement Date. In addition, upon receipt by the Purchaser of a list of payables with respect to the Pleasant Grove Store, the Purchaser will contact such creditors and arrange for deferment of such payables (and any future payables) until the closing of this Agreement. The foregoing deferment is a condition precedent to the closing of this Agreement.

        2.02 Inventory Value. (a) The value of the inventory for purposes of
Section 2.02(b) and Section 2.02(c) below will be based upon a physical inventory taken of the inventory on hand at Sellers' Premises by RGIS. Upon completion of such physical inventory, RGIS, the Sellers and the Purchaser shall prepare an inventory schedule detailing as follows: (i) inventory which does not include inventory items discontinued for use by the Business, (ii) inventory consisting of discontinued items to the extent that such items are subject to vendor agreements wherein vendors are required to repurchase such items ("Repurchase Agreements") and (iii) discontinued items for which no Repurchase Agreement exists in an amount not to exceed an aggregate of One Hundred Sixty Five Thousand Dollars ($165,000) (all such inventory exclusive of the Card Inventory and the Pleasant Grove Store Inventory is hereinafter referred to as the "Inventory"). The costs, fees and expenses of RGIS will be shared equally between Sellers and Purchaser upon the Settlement Date. In the event that RGIS is unable to take the inventory on the desired date, the inventory will be taken on a date as close as possible thereto and appropriate adjustments shall be made to such inventory to determine it as of the Closing Date.

                (b) The Inventory shall be valued at : (i) cost as determined by the Party City(R) inventory system regularly used by Purchaser and its franchisees in the ordinary course of their business without regard to labor or any other overhead for those inventory items described in Section 2.02(a)(i) above; (ii) the price as set forth in the Repurchase Agreement for those inventory items described in Section 2.02(a)(ii) above; and, (iii) at 50% of the cost, subject to an aggregate cap of One Hundred Sixty Five Thousand Dollars ($165,000) for items described in Section 2.02(a)(iii) above (the aggregate of the value of the Inventory as determined in accordance with the provisions of Section 2.02(a) and Section 2.02(b) is hereinafter referred to as the "Inventory Value").

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     (c) The Pleasant Grove Store Inventory shall be valued at cost as determined by the Sellers in accordance with Sellers' books and records (the aggregate of the value of the Pleasant Grove Inventory is hereinafter referred to as the "Pleasant Grove Store Inventory Value").

     (d) The Purchase Price shall be adjusted upward or downward on the Settlement Date by the amount that the aggregate Inventory Value minus the aggregate Trade Payables is lesser or greater than TWO MILLION SIX HUNDRED AND TWENTY FIVE THOUSAND DOLLARS ($2,625,000) (exclusive of the value of the Pleasant Grove Store Inventory Value and the Card Inventory Value) (the "Adjusted Purchase Price").

     2.03 Adjusted Payments. Payments required to be made as a result of an adjustment to any portion of the Purchase Price, as well as the allocation determination set forth in Section 4 below, shall occur upon the Settlement Date. The monies deposited into the Escrow Account shall be used as security for any adjustments required to be made to the Purchase Price, as security for the value of the Card Inventory and as security for the indemnification obligations described in Section 11.01; provided, however, it is understood and agreed to that the release of said monies from Escrow shall not be delayed if there are no current claims for indemnity as of the release date. The parties shall cooperate in good faith with each other to determine the adjustments, if any, to the Purchase Price and the value of the Card Inventory and disburse the sums held in Escrow as soon as possible. Except where specifically stated otherwise herein, and in the Escrow Agreement, for all other fees and expenses, the Purchaser and Sellers will each be solely responsible for their respective expenses of entering into this agreement, including, without limitation, fees and expenses of legal counsel, accountants or other advisors incurred in connection with the transactions contemplated hereby. A "business day" is any day upon which PNC Bank, National Association is open for business to the general public. Subject to the Sellers' obligations under Section 11.01 hereof and Purchaser's set-off rights described in Section 11.03, it is the intent of the parties that all sums held in Escrow (other than the sums associated with the Card Inventory) be disbursed on the Settlement Date. THE SELLERS AGREE THAT ALL PAYMENTS DUE FROM THE PURCHASER OR THE ESCROW AGENT TO THE SELLERS IN CONNECTION HEREWITH SHALL BE MADE TO MR. GEOFFREY HAMMOND ON BEHALF OF THE SELLERS, AND MR. GEOFFREY HAMMOND SHALL DISTRIBUTE SUCH FUNDS AMONGST THE SELLERS IN RELATION TO THE PURCHASED ASSETS SOLD BY EACH SELLER HEREUNDER AND/OR IN ACCORDANCE WITH ANY APPLICABLE PARTNERSHIP OR OPERATING AGREEMENTS, OR AS OTHERWISE AGREED TO AMONGST THE SELLERS. The parties further agree that any interest earned on the monies held in escrow shall be disbursed to the party entitled to receive the principal of the escrowed funds (i.e., if a party receives 50% of the principal amount of the escrowed funds, such party would also receive 50% of the interest accrued through the date of disbursement).


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                                   SECTION 3

                                  CLOSING DATE

        3.01 The closing of the sale and purchase of the Assets shall close in accordance with the terms and conditions hereof. The closing shall take place at the offices of St. John & Wayne, L.L.C., Two Penn Plaza East, Newark, New Jersey 07105, after the satisfaction of the terms and conditions set forth in this Agreement (the "Closing") no later than September 2, 1997 (the "Closing Date").

                                   SECTION 4

                                   ALLOCATION

        4.01 Allocation. The Purchaser and Sellers agree that they shall execute Schedule "4.01" to be delivered on the Settlement Date which shall be an allocation of the Purchase Price of the Assets once the various levels of Assets have been ascertained in accordance with appropriate tax laws. Such allocation shall provide: (a) a valuation for furniture, fixtures, equipment and all other fixed assets for each of the stores; (b) a valuation of the Inventory, the Inventory and the Card Inventory to reflect the value as calculated under Section 2.02 hereof; and (c) a valuation of all other items including good will, if any, in the amount equal to the balance of the Purchase Price as adjusted upon the Settlement Date.

                                   SECTION 5
                         REPRESENTATIONS AND WARRANTIES

        Representation and Warranties of the Sellers. Sellers each hereby severally represent and warrant to Purchaser as follows:

        5.01 Organization of Sellers. (a) Sellers are limited liability companies duly organized, validly existing and in good standing under the laws of the State of Texas and have the full power and authority to conduct their Businesses as they are now being conducted and to own and operate the properties and Assets now owned and operated by them; (b) the execution and delivery of this Agreement and the performance by Sellers of their obligations hereunder have been duly authorized by all necessary limited liability company action; (c) this Agreement is a valid and binding obligation of each of the Sellers enforceable against them in accordance with its terms, except as enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

        5.02 Sellers - Execution of Documents. Neither the execution and delivery of this Agreement nor the performance by the Sellers of any of their obligations hereunder nor the consummation of any of the transactions contemplated hereby will (a) violate or conflict with any agreement to which the Sellers are a party or by which the Sellers or any of their properties may be


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bound; (b) violate or conflict with any provision of the Sellers' Certificates of Organization or other organizational documents or any applicable law, rule or regulation or any order or decree of any court or other agency of government;
(c) be prevented, limited by or be in conflict with or result in a breach of or default under any indenture, agreement or other instrument to which the Sellers, or any of them, are a party or by which either of them or any of their property is bound; or (d) result in the creation or imposition of any charge or encumbrance of any nature on the Assets.

        5.03 No Consent. To Sellers' knowledge, no consent, approval or authorization of, designation, declaration or filing with, any governmental authority on the part of the Sellers is required as a condition to the valid execution and delivery of this Agreement by the Sellers or any of them, or the sale of the Assets pursuant to this Agreement, except for (i) such as have been duly made or obtained and (ii) the consent of the landlord to the assignment of the lease described in Section 11.05(c) hereof.

        5.04 Financial Statements. The financial statements of each Seller for the year ended December 31, 1996 are hereinafter referred to as the "Financial Statements", all of which have been previously delivered to Purchaser and are attached hereto as Schedule "5.04", and are complete and correct, fairly present the financial position of each Seller and the results of its operations as of the respective dates and for the periods indicated thereon. No Seller has any material liability or obligation, fixed, contingent, known, unknown or otherwise, not reflected in its respective balance sheets included in the Financial Statements, except for liabilities or obligations incurred between December 31, 1996 and the Closing Date, in the ordinary and usual course of Business, consistent with the representations and warranties set forth herein. Each of the Sellers represent and warrant that it has available to it operating statement data for each of the Sellers for the six (6) months ended June 30, 1997 and 1996 which shall be sufficient in all material respects to permit Sellers' accountant, or the Purchaser's account as the parties may otherwise agree, to prepare an unaudited balance sheet for the six (6) month period ended June 30, 1997 and a comparative income statement for the six (6) months ended June 30, 1997 and 1996, in such form as will be acceptable for filing with the U.S. Securities and Exchange Commission.

        5.05 Taxes. All taxes, assessments and other governmental charges imposed upon or applicable to the Assets or the Businesses required to be collected by the Sellers pursuant to any sales or use tax or otherwise as of the Closing Date have been paid in full or will be paid in full by each of the Sellers if not yet due.

        5.06 Adverse Developments. Except as may be set forth on Schedule "5.06", since December 31, 1996 and up to the Closing Date there has not been
(i) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Assets or the Businesses of Sellers; (ii) to the Seller's knowledge, any labor or employment matter or complaint filed with any court or any federal or state agency; (iii) any taking of property by any governmental agency; (iv) any adverse change in the condition (financial condition or operations) of any of the Sellers and there has been no occurrence, circumstances or combination thereof which might reasonably be expected to result in any such adverse effect before or after the Closing Date. Since

December 31, 1996, Sellers have not (a) sold, assigned, transferred, pledged or granted rights, in, to or under any of the Assets except for sales in the ordinary course of Business; (b) failed to pay any taxes when due; or (c) been notified or otherwise become aware of any claim, which could have a material adverse effect on the Assets or Business of any of the Sellers, or asserting any right with respect to the Assets of Businesses, and to the knowledge of Sellers there is no basis for any such action or claim.

        5.07 Title to Properties; Encumbrances, etc. Except for the financing statements relating to lease-financing as set forth on Schedule "5.07" attached hereto, Sellers have the sole and exclusive, good and marketable, title to all the Assets (other than those Assets under lease to Sellers), free and clear of all liens, security agreements, options, claims, restrictions, encroachments, defects in title, easements, pledges, charges or encumbrances of any kind or nature whatsoever (other than those in the ordinary course of business). Except as set forth on Schedule "5.07" attached hereto, all of the tangible Assets of the Sellers that are used or useful in the Businesses being conducted by Sellers are in good operating condition and repair, and free from all material defects subject only to normal wear and tear. No financing statement pursuant to the applicable uniform commercial code of the state at issue with respect to any Asset has been filed in any jurisdiction and Sellers have not signed any such financing statement or security agreement authorizing such a filing, except as set forth on Schedule 5.07 attached hereto. The parties agree to cooperate following the Closing so as to obtain releases and/or termination statements for the financing statements listed in Schedule 5.07.

        5.08 No Infringement. The conduct of the Businesses of Sellers as heretofore carried on is free from any known infringement of patents, trademarks, trade name rights, copyrights or publication rights of others.

        5.09 Contracts and Commitments. The Sellers have made available to the Purchaser true and complete copies of all of the written contracts referred to on the Schedules hereto.

        5.10 Power of Attorney. The Sellers have not given any irrevocable power of attorney to any person, firm or corporation for any purpose whatsoever which relates to the Assets or Businesses of Sellers.

        5.11 Employees and Affiliates, etc. Sellers have no outstanding contracts with officers, employees, agents, consultants, advisers, salesmen, sales representatives, distributors or dealers which relate to the Businesses of Sellers that are not cancelable by the Sellers on notice of not more than 30 days and without liability, penalty or premium.

        5.12 Employment/Collective Bargaining Agreements. Sellers are not a party to any collective bargaining agreement or agreements and have no knowledge of any attempt to organize the employees in a collective bargaining unit currently in process with respect to the Businesses of any of the Sellers. There are no known writs, actions, claims or legal, administrative, arbitration or other proceedings or governmental investigations pending or threatened against Sellers involving civil rights violations, unfair labor practice claims, back pay orders, discrimination, sexual harassment or other similar claims or proceedings, and the Sellers do not know, of any basis for any such writ, action, claim, proceeding or investigation.

         5.13 Compliance with Laws. To the knowledge of Sellers, the Sellers, with respect to the Businesses, have complied with and are presently complying with all material laws, municipal by-laws, regulations, rules, orders, judgments, ordinances, decrees and other requirements and policies imposed by any governmental authority applicable to the Businesses. Without in any way limiting the generality of the foregoing, the Sellers, with respect to the Businesses of Sellers, are, to the knowledge of Sellers, in material compliance with:

              (a) all laws relating to the protection of human health and safety, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, and all regulations and standards issued thereunder by the Secretary of Labor or the Occupational Safety and Health Administrator or other governmental agency or authority acting as any time thereunder and all state and municipal equivalents of worker safety laws, regulations or ordinances;

              (b) all laws relating to equal employment opportunity; and

              (c) all zoning, building and other laws, ordinances, rules, regulations, plans and directives of governmental authorities, Boards of Fire Underwriters and other entities having jurisdiction in each case without reliance of non-conforming use or similar rules; and the Sellers have not received any notice or citation of noncompliance with respect to any of the foregoing, and there exists no condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future liability with regard to any of the foregoing: provided, however, this clause (c) shall not be applicable to any instances of noncompliance caused by or relating to any acts of lessors of any leased Property.

         5.14 Litigation. Except as set forth in Schedule "5.14", there is no material suit, action, claim, or legal, administrative, arbitration, or other proceeding or governmental investigation, pending or, to the knowledge of any of the Sellers, threatened against the Sellers which might materially adversely affect the conduct of each of the Businesses of each of the Sellers, or the Assets, or the transactions contemplated hereby, including, without limitation, any products liability, workers' compensation, or wrongful dismissal claims or claims, actions, suits, or proceedings relating to health and safety, toxic materials, hazardous substances, pollution or the environment, and Sellers do not know of any basis for any such suit, action, claim or legal, administrative, arbitration or other proceedings or governmental investigation.

         5.15 No Defaults. Seller is not in material default or otherwise delinquent in payment or performance pursuant to any lease, agreement, contract, commitment, plan, license or other arrangement to which they are a party or by which they or their properties may be bound with respect to the Businesses of Sellers. Notwithstanding the foregoing, the Purchaser has inspected the Premises of the Businesses and accepts such Premises, and all equipment and machinery thereat, and will make no claim against Sellers for any failure to conform to the requirements of any Franchise Agreement or any other prior request of the Purchaser.

         5.16 Insurance Policies. Schedule "5.16" attaches copies of all insurance policies relating to the Businesses of the Sellers naming the Sellers as insured. Such policies are in full force and effect, with all premiums due thereon paid. The Sellers have complied in all material respects with the provisions of such policies and the Sellers have furnished, or will furnish, prior to the Closing Date, to the Purchaser true and complete copies of all such policies. The Sellers have not received any notices of, or been threatened with, cancellation of its policies of insurance, nor have the Sellers received any notices of requirements or recommendations of the insurance carriers which require or recommend modifications to the Premises or Assets which, if not complied with, would result in cancellation or non-renewal of such policy or policies or an increase in the premiums for such policy or policies.

         5.17 Undisclosed Liabilities. To the knowledge of the Sellers, Sellers have no material undisclosed liabilities or obligations, either accrued, absolute, contingent or otherwise to which Purchaser may be subjected by virtue of this Agreement or the transactions contemplated herein.

         5.18 Disclosure. No representation or warranty by the Sellers in this Agreement, nor any Schedule, statement or certificate furnished, or to be furnished, by or on behalf of the Sellers to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated hereby, or marked for identification pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in its Schedules not misleading.

         5.19 Inventory. Except for discontinued items, the finished goods inventory purchased by Purchaser hereunder is of a quality and usable and saleable in the normal course of business. All goods previously sold by Sellers were of merchantable quality and the Sellers have not breached any express or implied warranties in such sale.

         5.20 Prepaid Items, etc. The Prepaid Items recorded on the balance sheets included in the Financial Statements constitute a full and complete presentation of each and every Prepaid Item in the Financial Statements as of the dates thereof, in accordance with generally accepted accounting principles.

         5.21 Fixed Assets. Schedule "1.01(f)" hereto constitutes a true and complete list of all material items of equipment (including, without limitation, equipment ordered by Sellers but not yet delivered) owned by the Sellers or with respect to which Sellers may have ownership rights and which relate to the Businesses of Sellers, and all such equipment is in good operating condition, subject to ordinary wear and tear, and free from any material defect and are located upon the Premises.

        5.22 Brokers. The Sellers have not expressly or impliedly engaged any broker, finder or agent with respect to this Agreement or any transaction contemplated hereby.

        5.23 Licenses, Permits and Approvals. Each of the Sellers possess all material licenses, permits, certificates, approvals and other authorizations necessary to own, lease and operate its Business and the Assets as now conducted. None of the Sellers have received any notice from any governmental unit, agency, body or instrumentality, whether federal, state, municipal or local as to its failure to possess or maintain a license, permit or other approval necessary for the operation of the Assets or the Business.

        5.24 Assets. The Assets being transferred hereunder represent all the material assets necessary to operate the Sellers' Businesses as such Businesses are presently being operated by Sellers and upon the transfer of such Assets, Purchaser shall have all the Assets necessary to operate the Sellers' Businesses as presently being operated.

        5.25 The Premises. The Premises are able to be used as they are presently being used and can be used in a manner necessary to conduct the Businesses of Sellers; to the knowledge of Sellers, the Premises are not in violation of any material law, regulations, rule, order, judgment, ordinance, zoning or other requirements imposed by any governmental authority or agency, nor in violation or in obstruction of any material easements, restrictions, or rights of adjacent landholders.

                                   SECTION 6

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers, Hammond Communications, Inc. and the Principal as follows:

        6.01 Corporate Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to conduct its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except as enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

        6.02 Execution of Documents. Neither the execution and delivery of this Agreement nor the performance by the Purchaser of any of its obligations hereunder nor the consummation of any of the transactions contemplated hereby will (a) violate or conflict with any agreement to which the Purchaser is a party or by which the Purchaser or any of its property may be bound; or (b) violate or conflict with any provision of Purchaser's Certificate of Incorporation or By-Laws or any applicable law, rule or regulation or any order or decree of any court or other agency of government; or (c) be prevented, limited by or be in conflict with or result in a breach of or default under any indenture, agreement or other instruments to which the Purchaser is a party or by which it or its property is bound.

        6.03 Litigation. There is no material suit, action, claim, or legal, administrative, arbitration or other proceeding or governmental investigation pending or, to Purchaser's knowledge, threatened against the Purchaser which might materially adversely affect the transactions contemplated hereby, and the Purchaser does not know of any basis for any such suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation.

        6.04 Disclosure. No representation or warranty by the Purchaser in this Agreement, nor any Schedule, statement or certificate furnished, or to be furnished, by or on behalf of the Purchaser to the Sellers pursuant to this Agreement, or in connection with the transactions contemplated hereby, or marked for identification pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained therein not misleading.

        6.05 Brokers. Purchaser has not expressly or impliedly engaged any broker, finder or agent with respect to this Agreement or any transaction contemplated hereby.

        6.06 No Consent. No consent, approval or authorization of, designation, declaration or filing with any governmental authority on the part of the Purchaser is required as a condition to the valid execution, delivery and performance of this Agreement by the Purchaser.

                                   SECTION 7

                               COVENANTS PENDING
                                  THE CLOSING

        Covenants Pending the Closing. Sellers each hereby covenant to Purchaser as follows:

        7.01 Access to Information Prior to the Closing Date. Each of the Sellers will give to the Purchaser and to Purchaser's consultants, counsel, and other representatives upon at least one (1) business days' prior written notice to each Seller full access to Sellers' business operations, to all of the properties, books, contracts, commitments, reports and records of the Sellers and will furnish to the Purchaser all such documents, records and information with respect to the affairs of Sellers and copies of any working papers relating to Sellers as the Purchaser shall from time to time reasonably request. Sellers shall consult with the officers of the Purchaser on matters outside the ordinary course of business and important matters pertaining to the Businesses of the Sellers. Sellers agree to advise Purchaser in advance of any notices to employees concerning the acquisition of Sellers by Purchaser and Purchaser shall be afforded the opportunity to be on the Premises when such notices are given. The Purchaser agrees that until the Closing Date the Purchaser and its representatives shall keep confidential all data and information obtained with respect to the Sellers from any representative, officer, director or employee or from any books or records or personal inspection of the Sellers in the same degree of confidence with which the Purchaser maintains its own similar information, and the Purchaser further agrees that it shall not use such data or information or disclose the same to others. If this Agreement is terminated prior to the Closing Date for any reason, all data, information, files, records and copies of documents, work sheets and other materials obtained by the Purchaser in connection with this Agreement shall be returned to the Sellers.

        7.02 Maintenance of Standing. Sellers will maintain themselves at all times as limited liability companies duly organized, validly existing, and in good standing in the State of Texas, provided, however, that Sellers shall not be obligated under this Agreement to so maintain their corporate existence as limited liability companies after the Closing Date.

        7.03 Transactions. Pending the Closing Date, the Sellers will only engage in transactions, and commitments, in the ordinary course of Sellers' Businesses consistent with past practices, and such transactions and commitments as are required or contemplated by this Agreement.

        7.04 Insurance. Pending the Closing Date, the Sellers will carry insurance comparable to that in effect on the date of this Agreement with respect to the operations of Sellers.

        7.05 Conduct of Business. Until the Closing Date, the Sellers will maintain and keep their stores and equipment in the same repair, working order and condition as at present, except for depreciation due to normal wear and tear, and, except as expressly contemplated herein, will perform in all material respects all of their obligations under material contracts and commitments relating to or affecting their assets, properties or Businesses of Sellers. Sellers will use their best efforts, to preserve their business organizations, and to conduct their business with suppliers, customers and others having business relations with the Sellers in the same manner as in the period prior to the commencement of negotiations of this Agreement.

                                   SECTION 8

                     CERTAIN OTHER COVENANTS OF THE PARTIES

        Certain Other Covenants of the Parties. Sellers and Purchaser hereby further covenant as follows:

        8.01 Covenants Regarding Sellers' Insurance. (a) The following provision shall govern insurance policies set forth in Schedule "5.16":

             (i) With regard to products liability and comprehensive general liability coverage for the policies providing such coverage as indicated on Schedule "5.16", and all policies which are written on a claims made basis, Sellers will secure, continue and maintain, until the Closing Date at Sellers' expense, insurance against claims by any person, corporation, company, governmental unit or agency or anyone or anything which may arise for any and all occurrences concerning the manufacture, sale or use of Sellers' products prior to the Closing Date and Sellers agree to provide certificates evidencing the insurance coverage as required by the Franchise Agreements.

                (ii) Sellers shall provide Purchaser with a copy of the underlying policy, if requested.

        8.02 Employee Obligations. Purchaser does not assume, and Sellers indemnify and hold the Purchaser harmless against, any and all obligations, liabilities and responsibilities with respect to each and every employee of the Businesses of Sellers under any employment agreement, current or future pension, retirement, deferred compensation, bonus, profit-sharing, insurance or similar plan, agreement, arrangements or formal or informal understandings for the benefit of employees, in each case whether or not legally binding which Sellers maintain or ever have maintained or to which the Sellers contribute or ever have contributed or to which the Sellers are obligated to contribute, including any outstanding tax liability which Sellers may have arising from the employment of employees, including unemployment taxes, federal income taxes, social security taxes, or other taxes or assessments ("Plans"). For purposes of this Section 8.02, the "Sellers" shall include the Sellers and (i) any corporation with which the Sellers are a member of a controlled group of corporations within the meaning of Section 4.14(b) of the Federal Internal Revenue Code (the "Code"); (ii) any entity with which the Sellers are under common control within the meaning of Section 4.14(c) of the Code; and (iii) any entity with which the Sellers are a member of an affiliated service group within the meaning of Section 4.14(m) of the Code.

        8.03 Responsibility for Benefit Plans. The Purchaser shall have no liability whatsoever to employees of the Sellers with respect to accrued benefits under any plans for employees' service with the Sellers, whether or not any of such employees are offered employment by, or become employees of Purchaser, Sellers hereby indemnify and hold Purchaser harmless against any and all obligations and responsibilities with respect to each and every such employee.

        8.04 Other Employee Benefits. The Sellers shall be responsible for and hereby indemnify and hold harmless the Purchaser against all employee benefit claims (including long-term disability and medical and hospitalization claims) of any nature whatsoever and worker's compensation claims which relate to the Businesses of Sellers and (a) which have risen before the Closing Date for all employees of the Sellers, and (b) for all employees of the Sellers (or their eligible dependents) with respect to events or situations which may lead to a determination of eligibility or disability, illness or any other state of facts occurring before the Closing Date. Notwithstanding the fact that such Employees may become employees of Purchaser, the Purchaser shall have no liability whatsoever in respect of any of the foregoing.

        8.05 Liability for Transfer Taxes. Sellers hereby agree to be responsible for the timely payment of, and shall indemnify and hold harmless the Purchaser against, all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise and other similar taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. The Sellers shall prepare and timely file all tax returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that, the Purchaser shall be permitted to prepare any such tax returns that are the primary responsibility of the Purchaser under applicable law. The Purchaser's preparation of any such tax returns shall be subject to Sellers' approval, which approval shall not be withheld unreasonably. Purchaser agrees to execute and deliver to the Sellers a resale certificate in form and substance reasonably satisfactory to Sellers' counsel.

        8.06 Certificate of Tax Authorities. On or before the Closing Date, and if that is not practicable after a good faith effort, on or before the Settlement Date, the Sellers shall provide, or Purchaser shall have otherwise received, copies of certificates from the appropriate taxing authority relating to any applicable unemployment, income, franchise, sales or use taxes stating that no taxes are due to any state or other taxing authority for which the Purchaser could have liability to withhold or pay taxes, provided that any failure to provide such certificates to the Purchaser, which is not the fault of the Sellers, shall not relieve the Purchaser of its obligations to enter into and complete the Closing. Each of the Purchaser and the Sellers hereby acknowledge that Hammond Retailing of Arlington, L.C. is currently under audit by certain taxing authorities in the State of Texas relating to sales and use taxes. In this regard, the parties agree that to the extent the Purchaser is subject to any claim, liability, damage or expense relating to such audit or otherwise relating to any tax liability of any of the Sellers' operations preceding the Closing Date, the Sellers and the Principal shall jointly and severally indemnify the Purchaser for such amounts as described in Section
11.01 hereof.

        8.07 Change in Name. After the Closing, neither the Principal, Hammond Communications, Inc. nor any of the Sellers will directly or indirectly use the names, or any other words or expressions derived from or resembling or confusingly similar to Party City(R),The Discount Party Super Store(R) and/or any other trademark, servicemark, or copyrightable materials, or other intellectual property used by Sellers, or Purchaser for purposes of soliciting or selling to any customers or doing business of any kind.

        8.08 Disclosure of Certain Liabilities. Except as specifically disclosed to Purchaser and assumed by Purchaser pursuant to Section 1.01, the Assumed Liabilities and the written assignment agreement in the form of Exhibit
9.05 attached hereto, after the Closing Date Sellers shall pay and discharge each and all of their liabilities and obligations relating to the Businesses accruing prior to the Closing Date, including, without limitation, Sellers' accounts payable not assumed by Purchaser, as and when such liabilities and obligations become due.

        8.09 Compliance with Bulk Sales Law. Purchaser and Sellers hereby waive compliance by Purchaser and Sellers with any applicable bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Each of Sellers and the Principal hereby agree to jointly and severally indemnify Purchaser from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Purchaser pursuant to this Agreement.

        8.10.   Location of Acquisition Assets. Except as set forth on Schedule
8.10 attached hereto all the tangible Assets being purchased hereunder or acquired shall be located at the Premises or such other locations as is designated in writing by Sellers and agreed to by Purchaser.

        8.11 Interim Financial Statements. Not later than forty five (45) days from the closing Date, each of the Sellers shall provide an unaudited balance sheet for the six (6) month period ended June 30, 1997 and a comparative income statement for the six (6) months ended June 30, 1997 and 1996, presented on a consolidating basis, in such form as will be acceptable for filing with the U.S. Securities and Exchange Commission. Purchaser will reimburse the Sellers for the cost and expense incurred in connection with the preparation of such interim financial statements, up to an amount not to exceed $7,000. Each of the Sellers acknowledge and agree that such interim financial statements are required to be provided to the Purchaser on a timely basis in order to allow Purchaser to comply with its reporting requirements under the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Purchaser shall also reimburse the Sellers in the amount of $1,000 at Closing for the costs and expense incurred in connection with preparation of the Financial Statements.

                                   SECTION 9

                     CONDITIONS TO PURCHASER'S OBLIGATIONS

        Conditions Precedent to the Purchaser's Obligations. The obligations of the Purchaser hereunder shall be subject to the satisfaction of the following conditions:

        9.01 Closing Date. It is hereby agreed by the parties hereto that time is of the essence and Purchaser shall have no obligation to purchase the Assets or perform any of its obligations hereunder if the Closing Date does not occur on or before September 1, 1997.

        9.02. Due Diligence. Satisfactory completion of a normal due diligence review of the operations of each of the Sellers by representatives of the Purchasers, its counsel and its independent accountants to ascertain that the information supplied by Sellers to the Purchaser accurately reflects the status of the Businesses and operations of Sellers.

        9.03. Representations and Warranties, etc. The representations and warranties of the Sellers set forth herein shall be accurate in all material respects on the Closing Date and the Sellers shall have duly performed all obligations undertaken by them herein.

     9.04 Title. Delivery by Sellers to the Purchaser of good, valid, and marketable title to the Assets, being free and clear of all encumbrances, liens, and restrictions on transferability and such delivery of title or assignment as the case may be, being effective to transfer, assign to and vest in Purchaser all of Sellers' right, title, and interest in the Assets.

     9.05 Consents to Assignment. Delivery to the Purchaser of that certain Assignment and Assumption Agreement substantially in the form of Exhibit 9.05 attached hereto, together with any necessary consents of third parties, concerning the transfer of all Contracts that Purchaser is assuming hereunder.

     9.06 Approvals. All applicable approvals of governmental regulatory authorities of the United States of America or any state or political subdivision thereof required to consummate the acquisition shall have been obtained and all applicable governmental pre-transaction filing and waiting period requirements of governmental authorities of the United States of America or any state of political subdivision thereof shall have expired.

     9.07 Tax Clearance. Sellers shall deliver to Purchaser or Purchaser shall have otherwise obtained the tax clearance certificates described in Section 8.06 hereof.

     9.08 Opinion of Sellers' Counsel. The Purchaser shall have received from counsel for the Sellers a legal opinion, dated the Closing Date, in substantially the form attached as Exhibit 9.08 hereto.

     9.09 No Suits. No suit, action or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of the Assets and Businesses of the Sellers.

     9.10  Financials. The receipt of the Financial Statements referred to in
Section 5.04.

     9.11 Officer's Certificate. Sellers shall have delivered to the Purchaser a certificate, dated the Closing Date, signed by a responsible officer of each of the Sellers substantially in the form attached hereto as Exhibit 9.11.

     9.12 Consent of Landlord. Sellers shall have secured the consent of the landlords of each of the Premises, in form acceptable to Purchaser, to the assignment of the leases to the Premises to Purchaser.

     9.13 East Plano Purchase. Purchase by Purchaser of Party City(R) franchise party products store owned by Hammond Retailing of Plano East, LLC ("Plano East") located at Parker Central Plaza Shopping Center, 3308 North Central Expressway, Suite A, Plano, Texas pursuant to the terms of the letter agreement dated as of July 7, 1997, as amended, by and between Purchaser and Plano East.

                                   SECTION 10

                       CONDITIONS TO SELLERS' OBLIGATIONS

        Conditions Precedent to the Sellers' Obligations. The obligations of the Sellers hereunder shall be subject to the satisfaction of the following conditions:

        10.01 Closing Date. It is hereby agreed by the parties hereto that time is of the essence and Sellers shall have no obligation to sell the Assets or perform any of their obligations hereunder if the Closing Date does not occur on or before September 1, 1997.

        10.02 Representations and Warranties, etc. The representations and warranties of the Purchaser set forth herein shall be accurate in all material respects on the Closing Date to the same extent as if made on such date and the Purchaser shall have duly performed all obligations undertaken by it herein.

        10.03 No Suit. No suit, action or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of the assets and businesses of the Purchaser.

        10.04 Officers' Certificate. The Purchaser shall have delivered to the Sellers a Certificate substantially in the form of Exhibit 10.04 attached hereto, dated the Closing Date, signed by an officer of the Purchaser.

        10.05 Opinion of Purchaser's Counsel. The Sellers shall have received from St. John & Wayne, counsel for Purchaser, a legal opinion, dated the Closing Date, in substantially the form attached hereto as Exhibit 10.05.

        10.06 East Plano Purchase. Purchase by Purchaser of Party City(R) franchise party products store owned by Plano East located at Parker Central Plaza Shopping Center, 3308 North Central Expressway, Suite A, Plano, Texas pursuant to the terms of the letter agreement dated as of July 7, 1997, as amended, by and between Purchaser and Plano East.

        10.07 Consent to Assignment. Delivery to the Sellers of that certain Assignment and Assumption Agreement substantially in the form of Exhibit 9.05 attached hereto.

        10.08 Approvals. All applicable approvals of governmental regulatory authorities of the United States of America or any state or political subdivision thereof required to consummate the acquisition shall have been obtained and all applicable governmental pre-transaction filing and waiting period requirements of governmental authorities of the United States of America or any state or political subdivision thereof shall have expired.

                                   SECTION 11
                  A. INDEMNIFICATION BY SELLERS AND PRINCIPAL

        11.01 Indemnification by the Sellers and Principal. The Sellers and the Principals, in addition to all other express indemnities set forth elsewhere herein, hereby agree to indemnify the Purchaser and hold it harmless, on a joint and several basis from and against the following (including reasonable legal fees and expenses incurred in connection with any of the following and in seeking indemnification therefor):

                (a) Taxes. All claims against and liabilities, costs, expenses and damages resulting from or arising out of any United States Federal, state, local and foreign taxes or governmental charges and any related penalties and interest against the Assets or arising from the Businesses or the employment by Sellers of its employees, relating to any period ending on or prior to the Closing Date (including, without limitation, any taxes, governmental charges, penalties or interest required to be paid by the Sellers as a result of, or in connection with, the transactions contemplated by this Agreement).

                (b) Non-Purchased Assets and Contractual Relations. All claims against and liabilities, costs, expenses and damages relating to or arising out of (a) assets now or formerly owned by the Sellers or operations now or previously conducted by the Sellers not included in the Assets or Business, or (b) contractual relations maintained, or employees employed, by the Sellers prior to the Closing Date, unless specifically assumed by Purchaser in writing pursuant to this Agreement.

                (c) Liabilities. The amount of any of Sellers' liabilities or obligations, whether accrued, absolute, contingent or otherwise, existing on the Closing Date, including any liability or obligations of any nature which arose out of activities prior to the Closing Date, relating to the Businesses or otherwise, and are asserted by any governmental agency or other third party prior to the Closing Date or thereafter, unless specifically assumed by Purchaser pursuant to this Agreement.

                (d) Representations and Warranties. Any and all claims, liabilities, costs, expenses, damages and losses arising out of or resulting from (i) any inaccuracy in any representations or warranties or failure to perform any covenants made by the Sellers in this Agreement, and/or (ii) any action or suit seeking to impose a liability on the Purchaser for any of the foregoing, subject in each case to the survival period of the representations and warranties provided in Section 13.01 hereof.

                (e) Covenants Regarding Environmental Laws. All claims, liabilities, obligations, and expenses (including without limitation reasonable legal fees), which may be asserted or claimed against the Purchaser as a result of Sellers' operations on the Premises being, prior to the

Closing Date, in violation of, or non-compliance with, any law, municipal by-law, regulation, rule, order, judgment, ordinance, decree or other requirement relating to the protection of the environment, as the same emanates from the United States Federal government or any state or local government.

        (f) Claims. Any and all claims, suits, causes of action, consumer complaints, product liability actions and any other litigation or arbitration or mediation by anyone against Purchaser related to the sale or use of Sellers' products prior to Closing.

        11.02 Notices, etc. Promptly after receipt by the Purchaser of notice of the assertion of any claim or the commencement of any notion with respect to any matter referred to in Section 11.01, the Purchaser will give written notice to the Sellers thereof and will thereafter keep the Sellers reasonably informed with respect thereto; provided, that the failure of the Purchaser to give prompt notice as contemplated hereby shall not relieve the Sellers of their obligations hereunder except to the extent, if any, that the Sellers shall have been prejudiced thereby. In case any such action is brought against the Purchaser, the Sellers shall be entitled to participate in (and, if the parties agree, to assume) the defense thereof with counsel reasonably satisfactory to the Purchaser. The power to make a final determination as to any claim or litigation settlement shall rest in the Purchaser, unless Sellers assume full and sole responsibility to comply with the terms of such settlement as it relates to the indemnities set forth herein.

        11.03 Set-off Rights. In addition to any other rights and remedies available to the Purchaser pursuant to this Section 11, the Purchaser shall have the right to set-off against the monies held in escrow pursuant to
Section 2.01(b) and (c) hereof the amount of any liability, damage, cost, or expense for which Purchaser is entitled to indemnification under Section 11.01. Purchaser agrees to provide the Sellers with advance written notice of the claim to which the indemnity relates and its intention to exercise its rights provided in this Section 11.03.

        11.04 Limitation of Indemnity Obligations. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate liability of the Sellers and the Principal relating to its/his indemnification obligations to the Purchaser pursuant to this Section 11 exceed the aggregate Purchase Price paid by the Purchaser to the Sellers pursuant to this Agreement.

                        B. INDEMNIFICATION BY PURCHASER

        11.05 Indemnification by Purchaser. The Purchaser shall indemnify the Sellers and the Principal and hold them harmless from and against the following (including reasonable legal fees and expenses incurred in connection with any of the following and seeking indemnification therefor):

                (a) Purchased Assets and Contractual Relations. All claims, liabilities, costs, expenses and damages in connection with the Assets arising out of the actions or inactions of

Purchaser from the Closing Date forward, or contractual relations maintained by the Purchaser on or after the Closing Date, except where the claim, liability or cost is due to an action or inaction of a Seller.

     (b) Representations and Warranties. Any and all claims, liabilities, costs, expenses, damages and losses arising out of or resulting from (i) any inaccuracy in any representations or warranties or failure to perform any covenants made by the Purchaser in this Agreement and/or (ii) any action or suit seeking to impose a liability on any Seller for any of the foregoing subject in each case to the survival period of the representations and warranties provided in Section 13.01 hereof.

     (c) Any and all claims, liabilities, costs, expenses, damages and costs arising solely out of or resulting from the Sellers' and the Principal's failure to obtain the consent of The Lincoln National Life Insurance Company (the "Landlord") to the assignment of the Lease dated September 14, 1992 between Cencor Realty Services, Inc., as agent for Preston Towne Crossing, Ctd., Landlord's predecessor in interest, covering approximately 7,800 square feet of the Preston Towne Crossing Shopping Center located in Plano, Collin County, Texas.

     11.06 Notices, etc. Promptly after receipt by any Seller of notice of the assertion of any claim or the commencement of any action with respect to any matter referred to in this section, Sellers will give written notice to Purchaser thereof and will thereafter keep the Purchaser reasonably informed with respect thereto; provided, that the failure of the Sellers to give prompt notice as contemplated hereby shall not relieve the Purchaser of its obligations hereunder except to the extent, if any, that the Purchaser shall have been prejudiced thereby. In case any such action is brought against any Seller, the Purchaser shall be entitled to participate in (and, if Purchaser so elects, to assume) the defense thereof with counsel reasonably satisfactory to Sellers.

                                   SECTION 12

                              RESTRICTIVE COVENANT

     Section 12.01. Non-Disclosure and Non-Competition Relating to the Business. Each of the Sellers, Hammond Communications, Inc. and the Principal jointly and severally covenant and agree that for a period of one (1) year from and after the Closing Date they shall not:

     (a) at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any Confidential Information (as defined below); or

     (b) compete with the Purchaser or the Purchaser's successors in the business of selling retail party goods and related products and accessories to consumers or solicit any employees or customers of the Purchaser at or prior to the expiration of such one (1) year period following the Closing Date (collectively, the "Non-Compete Business Operations").

     For the purposes of Section 12, an entity shall be deemed to be competing with the Non-Compete Business Operations if it shall engage in any such business in the cities or counties set forth on Schedule 12.01 attached hereto or if such business competes for the customers of any of Purchaser's stores or any Party City(R) franchise party products store and if such business is owned by the Principal, directly or indirectly, whether for his own account or for that of any other person, firm or corporation, whether as a shareholder, partner or investor possessing by an ownership interest exceeding 5% in any such entity, or as a principal, agent, employee or consultant, or in any other capacity and such business is a like business or the same or similar to the business. For purposes of this undertaking, the term "Confidential Information" means any information not in the public domain concerning any matters affecting or relating to the business including, without limitation, any proprietary information or processes or know how for the sale or distribution of any of the products sold in connection with the business, any portion of any reports, analyses or other materials generated or used in connection with the business or any customers, suppliers, agents, or contractors relating to the Non-Compete Business Operations, the prices that Purchaser or any franchisee has obtained from the sale of, or at which it sells or has sold, its products and services, or any other information concerning the business, the manner of operations, plans, processes, or other data, without regard to whether all or any part of the foregoing matter would otherwise be deemed "confidential" or "material", the parties hereto stipulating that as between them, the same are confidential and material and gravely affect the effective and successful conduct of the Businesses and the goodwill sold hereunder. If any clause or provision of this
Section 12 shall be unenforceable, then such clause or provision shall be deemed to be deleted and or modified to the extent it is enforceable, and every other clause and provision shall continue in full force and effect. Each of the Sellers and the Principal acknowledge that the restraints imposed upon them pursuant to this Section 12 are no greater than is reasonably necessary to preserve and protect the assets and legitimate business interests of the Purchaser and that such restraints will not impose undue hardship on them, and that a violation of this Section by them would irreparably injure the Purchaser. Accordingly, the Purchaser may, in addition to pursuing its other remedies (including damages and reasonable attorney fees), obtain an injunction from any court having jurisdiction of the matter against each of the Principal and the Sellers for any such violation, and no bond or other security shall be required in connection with such injunction.

                                   SECTION 13

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     13.01 Survival of Representations and Warranties. All the representations, warranties and covenants of the Sellers and the Purchaser contained herein (including all Schedules hereto) or in any document, letter, statement, certificate or other instrument referred to herein or delivered by any party hereto in connection with the transactions contemplated hereby shall survive for a period of six (6) months after the Closing Date (except that Purchaser's obligations relating to the Assumed Liabilities and the matters covered by
Section 11.05(c) shall continue in perpetuity). Each of the Purchaser, the Sellers and the Principal acknowledge and agree that so long as written notice is given on or prior to the date set for the expiration of the representations and warranties provided herein, any claims for indemnification pursuant to Section XI hereof shall survive until such matter is resolved.

                                   SECTION 14

                      TERMINATION OF FRANCHISE AGREEMENTS

        14.01 Payment of Franchise Fees. Sellers hereby agree to pay on the Settlement Date all amounts due and owing pursuant to the Franchise Agreements, including but not limited to the Royalty Fee and Ad Fee (all as defined in the Franchise Agreements) prorated to the Closing Date.

        14.02 TERMINATION OF FRANCHISE AGREEMENTS. PURCHASER HEREBY AGREES THAT THE FRANCHISE AGREEMENTS TERMINATE UPON THE CLOSING, AND SHALL HAVE NO FURTHER FORCE OR EFFECT. SUBJECT TO THE CLOSING AND SUCH TERMINATION, EACH PARTY HERETO WAIVES ANY REQUIREMENT OF NOTICE OF TERMINATION, AND, SUBJECT TO SECTION
14.01 HEREOF, PURCHASER AND SELLERS HEREBY RELEASE, DISCHARGE AND FOREVER HOLD HARMLESS THE OTHER, OF AND FROM, ANY CAUSE OF ACTION, CLAIM OR SUIT ARISING FROM OR IN ANY MANNER CONNECTED TO THE FRANCHISE AGREEMENTS AND SELLERS AND PURCHASER HEREBY FURTHER COVENANT AND AGREE THAT ALL RIGHT, TITLE AND INTEREST IN AND TO THE PURCHASER'S INTELLECTUAL PROPERTY LICENSED TO SELLERS BY PURCHASER RESIDE WITH PURCHASER AND SELLERS HEREBY WARRANT AND REPRESENT THAT NO PROPRIETARY CLAIM WILL BE MADE BY SELLERS WITH RESPECT TO SUCH INTELLECTUAL PROPERTY OF PURCHASER.

        14.03 TERMINATION OF DEVELOPMENT AGREEMENT; MUTUAL RELEASE. PURCHASER HEREBY AGREES THAT THE DEVELOPMENT AGREEMENT BETWEEN PURCHASER AND HAMMOND COMMUNICATIONS, INC., DATED AUGUST 13, 1992, AS AMENDED, AS ATTACHED AS EXHIBIT A, (THE "DEVELOPMENT AGREEMENT"), TERMINATES UPON THE CLOSING, AND SHALL HAVE NO FURTHER LEGAL FORCE OR EFFECT. PURCHASER AND HAMMOND COMMUNICATIONS, INC. EACH WAIVES ANY REQUIREMENT OF NOTICE OF TERMINATION, AND PURCHASER AND HAMMOND COMMUNICATIONS, INC. EACH HEREBY RELEASE, DISCHARGE AND HOLD HARMLESS THE OTHER PARTY, OF AND FROM, ANY CAUSE OF ACTION, CLAIM OR SUIT ARISING FROM OR IN ANY MANNER CONNECTED TO THE DEVELOPMENT AGREEMENT.

                                   SECTION 15

                                    EXPENSES

        15.01 Fees and Expenses. The Purchaser and the Sellers will each be solely responsible for their respective expenses, including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, underwriters and other advisors incurred in connection with the consummation of the transactions contemplated hereby. No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby or thereby, and the Purchaser and the Sellers each hereby indemnify each other against, and agree that they hold the other harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

                                   SECTION 16

                            MISCELLANEOUS PROVISIONS

        16.01 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in a writing executed by all of the parties.

        16.02 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered by hand on the date of such delivery or if mailed, certified or registered mail, return receipt requested, with postage prepaid, three days after the date of posting or, if sent via telecopier, upon receipt of reasonably adequate confirmation thereof:

                (a)     if to the Sellers or the Principals at:

                        Mr. Geoffrey Hammond
                        Hammond Enterprises, L.P.
                        2187 Atlantic Street, 10th Floor
                        Stamford, CT 06902
                        Telephone: (203) 353-9090
                        Facsimile: (203) 351-4499

                        with a courtesy copy to;

                        Thomas J. Freed, Esq.
                        Cummings & Lockwood
                        107 Elm Street
                        Stamford, Connecticut 06902
                        Telephone: (203) 327-1700
                        Facsimile: (203) 351-4499

                (b)     if to the Buyer at:

                        Party City Corporation
                        400 Commons Way, Bldg. C
                        Rockaway, New Jersey 07866
                        Attn: David E. Lauber,
                              Chief Financial Officer
                        Telephone: (973) 983-0888
                        Facsimile: (973) 983-1333


                        with a courtesy copy to:


                        St. John & Wayne, L.L.C.
                        Two Penn Plaza East
                        10th Floor
                        Newark, New Jersey 07105
                        Attention: John J. Oberdorf, Esq.
                        Telephone: (973) 491-3600
                        Facsimile: (973) 491-3555


        16.03 Assignment. This Agreement and the rights, interests or obligations hereunder shall not be assigned by Purchaser or Sellers without the express written consent of the other, which consent shall not be unreasonably withheld.

        16.04 Third Parties' Rights. No provision of this Agreement is intended to create any right in persons or entities other than the parties hereto, their successors and assigns.

        16.05 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        16.06 Headings. The headings of the sections of this Agreement are for convenience only and shall not constitute a part hereof.

        16.07 Entire Agreement. This Agreement and other documents specifically referred to herein which form a part hereof or are marked for identification by each of the parties hereto, contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth herein.

        16.08 GOVERNING LAW. IT IS THE INTENTION OF THE PARTIES HERETO THAT THIS AGREEMENT AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY. WHENEVER POSSIBLE EACH PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED IN SUCH MANNER, AS TO BE EFFECTIVE AND VALID UNDER NEW JERSEY LAW, BUT IF ANY PROVISION OF THIS AGREEMENT SHALL BE PROHIBITED BY OR INVALID UNDER SUCH APPLICABLE LAW, SAID PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF THE PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF THE PROVISION OR THE REMAINING PROVISIONS OF THIS AGREEMENT.

        IN WITNESS WHEREOF, the parties have duly executed and delivered this Asset Purchase Agreement as of the 2nd day of September, 1997.

                                        PARTY CITY CORPORATION


                                        By: /s/ David E. Lauber
                                            --------------------------
                                            Name: David E. Lauber
                                            Title: Chief Financial Officer

                                        HAMMOND RETAILING OF MESQUITE, L.C.


                                        By: /s/ Geoffrey Hammond
                                            --------------------------
                                            Name: Geoffrey Hammond
                                            Title: Manager


                                        HAMMOND RETAILING OF WEST PLANO, L.C.

                                        By: /s/ Geoffrey Hammond
                                            --------------------------
                                            Name: Geoffrey Hammond
                                            Title: Manager


                                        HAMMOND RETAILING OF RICHARDSON, L.C.

                                        By: /s/ Geoffrey Hammond
                                            --------------------------
                                            Name: Geoffrey Hammond
                                            Title: Manager


                                        HAMMOND RETAILING OF ARLINGTON, L.C.

                                        By: /s/ Geoffrey Hammond
                                            --------------------------
                                            Name: Geoffrey Hammond
                                            Title: Manager


                                        HAMMOND RETAILING OF CARROLLTON, L.C.

                                        By: /s/ Geoffrey Hammond
                                            --------------------------
                                            Name: Geoffrey Hammond
                                            Title: Manager

                                HAMMOND RETAILING OF IRVING, L.C.



                                By: /s/ Geoffrey Hammond
                                    -----------------------------
                                    Name: Geoffrey Hammond
                                    Title: Manager

                                HAMMOND RETAILING OF MEDALLION, L.C.



                                By: /s/ Geoffrey Hammond
                                    -----------------------------
                                    Name: Geoffrey Hammond
                                    Title: Manager

                                HAMMOND RETAILING OF RED BIRD LLC



                                By: /s/ Geoffrey Hammond
                                    -----------------------------
                                    Name: Geoffrey Hammond
                                    Title: Manager

                                HAMMOND RETAILING OF VISTA RIDGE LLC



                                By: /s/ Geoffrey Hammond
                                    -----------------------------
                                    Name: Geoffrey Hammond
                                    Title: Manager

ONLY FOR PURPOSES OF SECTIONS   HAMMOND RETAILING OF PLEASANT GROVE, LLC
8.06, 8.09, 11.01, AND 12.01
ACKNOWLEDGED AND AGREE TO:

/s/ Geoffrey Hammond            By: /s/ Geoffrey Hammond
-----------------------------       -----------------------------
Geoffrey Hammond                    Name: Geoffrey Hammond
                                    Title: Manager

ONLY FOR PURPOSES OF SECTIONS, HAMMOND RETAILING OF WHITE ROCK, LLC 1.01(o), 8.07, 12.01 AND 14.03
ACKNOWLEDGED AND AGREED TO:

HAMMOND COMMUNICATIONS, INC.



By: /s/ Geoffrey Hammond        By: /s/ Geoffrey Hammond
-----------------------------       -----------------------------
    Name: Geoffrey Hammond          Name: Geoffrey Hammond
    Title: President                Title: Manager